EXHIBIT 99.1

SKINNY NUTRITIONAL CORP. FILES A VOLUNTARY CHAPTER 11 AND BEGINS ITS RESTRUCTURING AND FINANCING PLAN TO RESTORE GROWTH AND VALUE TO THE COMPANY

BRYN MAWR, Pa., May 8, 2013 (GLOBE NEWSWIRE) -- Skinny Nutritional Corp. (Pink Sheets:SKNY) announced today it filed a voluntary Chapter 11 petition in the United States Bankruptcy Court for the Eastern District of Pennsylvania, at 10:33 am est on May 3, 2013. The company, manufacturer of "Skinny Water" and other Skinny branded products, sought bankruptcy protection in order to avoid a forfeiture of the Company's most important and valuable assets; namely its intellectual property rights. The Chapter 11 filing was in response to actions and increasing demands from the Company's lender Trim Capital, LLC ("Trim"). The Company claims Trim failed to complete its financing obligations under an agreement which would have provided up to $15,000,000 in funding, funding only $1,270,000.00 of its obligations to the Company. Following that failure, Trim arranged a UCC foreclosure which would have resulted in the Company's substantial intellectual property rights being lost to Trim. The Company reports that business will operate as usual, while it restructures its obligations.

Michael Salaman, the Company's Board Chairman and CEO, reports: "The Company filed Chapter 11 to preserve value for the shareholders. In the absence of the reorganization filing, the Company would be left without recourse. The loss of the trademarks would have been devastating to the Company. We have already opened discussions with a number of parties for the restructuring of the company. We believe that the enterprise value of the Company can be saved and restored. The Company had no way of moving forward with a threatened foreclosure looming. The Company is taking all necessary steps to secure its long term position in the industry. In the interim, Skinny Water continues to be in demand and will continue to be on the shelves of certain retailers. The company believes that future sales are promising. We see a future with for the Company and the skinny brand."

ABOUT SKINNY NUTRITIONAL CORP.

Headquartered in Bryn Mawr, Pa., Skinny Nutritional Corp., the creators of Skinny Water®, a zero-calorie, zero-sugar, zero-sodium and zero-preservative enhanced water with key electrolytes, antioxidants, and vitamins. Skinny Water comes in six great-tasting flavors that include: Acai Grape Blueberry, Raspberry Pomegranate, Orange Cranberry Tangerine, Lemonade Passionfruit, Pink Citrus Berry, Goji Black Cherry and pH+. For more information, visit www.SkinnyWater.com and www.facebook.com/skinnywater.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. When used in this release, the words "believe," "anticipate," "think," "intend," "plan," "will be," "expect," and similar expressions identify such forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the Company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT:  Michael Salaman
                       CEO
                       Michael@skinnyco.com